SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                           ROLLINS TRUCK LEASING CORP.
                            (Name of Subject Company)

                           ROLLINS TRUCK LEASING CORP.
                      (Name of Person(s) Filing Statement)

                          Common Stock Par Value $1.00
                         (Title of Class of Securities)

                                   775741-10-1
                      (CUSIP Number of Class of Securities)

                               Klaus M. Belohoubek
                           Rollins Truck Leasing Corp.
                 Vice President - General Counsel and Secretary
                                One Rollins Plaza
                           Wilmington, Delaware 19899
                                 (302) 426-2806

                                 With a copy to:

                          Joseph L. Seiler III LeBoeuf,
                          Lamb, Greene & MacRae, L.L.P.

                              125 West 55th Street
                               New York, NY 10019
                                 (212) 424-8137
                 (Name, Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications
                  on Behalf of the Person(s) Filing Statement)

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

ITEMS 1 - 8.


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N/A

ITEM 9. EXHIBITS.

Text of Press Release issued by Rollins Truck Leasing Corp. on January 15, 2001.

Text of script used for conference call to employees by Rollins Truck Leasing Corp. on January 15, 2001.